EXHIBIT 21.1
SUBSIDIARIES OF SANDERS MORRIS HARRIS GROUP INC.

	State of	Percentage	Names Under Which
Subsidiary	Organization	Ownership	Subsidiary does Business

Sanders Morris Harris Inc	Texas	100%
SMH Capital Advisors, Inc.	Texas	100%	SMH Asset Management Kissinger Financial Services Cummer/Moyers Capital Advisors
TEI, Inc.	Texas	100%
Salient Capital Management, LLC.	Texas	50%
Charlotte Capital, LLC	North Carolina	69%
Select Sports Group Holdings, LLC	Texas	50%
Select Sports Group, Ltd.	Texas	99.5% (1)
The Edelman Financial Center, LLC	Virginia	51%
Environmental Opportunities
Management Company, LLC	Delaware	75%
Fund II Mgt. Co. LLC	Delaware	99%
SMM Corporate Management, LLC	Delaware	99%
SOF Management, LLC	Delaware	99%
SMH Life Science Management, LLC	Delaware	99%
LOF Partners, LLC	Delaware	50%
SMH PEG Management, LLC	Delaware	53.2579%
SMH Colorado, LLC	Delaware	50%
10 Sports Marketing, LP	Delaware	64.95%
PTC GP Management, LLC	Texas	50%
Environmental Opportunities Fund, L.P.	Delaware	1%
Environmental Opportunities Fund II, L.P.	Delaware	1.655%
Environmental Opportunities Fund II
(Institutional), L.P.	Delaware	0.43%
Corporate Opportunities Fund, L.P.	Delaware	0.39%
Corporate Opportunities Fund
(Institutional), L.P.	Delaware	0.629%
Life Sciences Opportunity Fund, L.P.	Delaware	1.2293%
Life Sciences Opportunity Fund
(Institutional), L.P.	Delaware	0.991%
Life Sciences Opportunities Fund II, L.P.	Delaware	0.5%
Life Sciences Opportunities Fund II (Institutional), L.P.	Delaware	0.5%
Tactical Opportunities High Yield Fund, L.P.	Delaware	25.35%
Edelman Business Services, LLC	Virginia	100% (2)
Edelman Mortgage Services, LLC	Virginia	100% (2)
Edelman Financial Services, LLC	Virginia	100% (2)
Salient Partners, L.P.	Texas	100% (3)
Salient Trust Co., LTA	Texas	100% (3)
Salient Advisors, L.P.	Texas	100% (3)

(1)	By select Sports Group Holdings, LLC.
(2)	By the Edelman Financial Center, LLC.
(3)	By Salient Capital Mangement, LLC.